Exhibit 99.1

FIRST M&F CORPORATION
June 28, 2013

Dear Shareholder:
Your 2nd Quarter 2013 dividend is being paid today. This is the 17th consecutive $.01 per share quarterly dividend.
Of course, much has happened since that 2009 quarter-the full impact of a deep recession, a real estate crash, the re-regulation of banks, and a very slow and still incomplete recovery.
The Board and staff at First M&F Corporation deeply appreciate your loyal patience. We have spoken and written many times of reconstructive progress in M&F and improved strength and outlook. The contemplated actions which were approved by you on June 25th will bring M&F's recovery to a climax.
The interests of you the Shareholder have been paramount during this period and, we believe, have been well served by the actions of your Board and management over these eventful 17 quarters, culminating in our merger with Renasant.
Thank you for your continued support as shareholders, customers, and friends. We all look forward to enhanced shareholder value in the years to come.

Very truly yours,

Hugh S. Potts, Jr.
Chairman and CEO